Exhibit 99.2

Fabrinet Announces Pricing of Secondary Offering By Selling Shareholder

BANGKOK, Thailand – May 29, 2014 – Fabrinet (NYSE: FN), a leading provider of advanced optical packaging and precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, announced today the pricing of the previously announced underwritten public offering of 3,150,000 shares of its ordinary shares by its shareholder Asia Pacific Growth Fund III, L.P (the “Selling Shareholder”). Morgan Stanley is acting as sole underwriter for the offering. The shares of common stock were offered in one or more transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. The offering is expected to close on June 3, 2014, subject to satisfaction of customary closing conditions. This offering was made pursuant to a shelf registration statement that is already effective with the Securities and Exchange Commission (“SEC”). Fabrinet did not sell any ordinary shares in the offering and will not receive any of the proceeds from the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from the office of the underwriter: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

About Fabrinet

Fabrinet is a leading provider of advanced optical packaging and precision optical, electro-mechanical, and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and subsystems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, advanced packaging, integration, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States.

SOURCE: Fabrinet

Investor Contact:

Jennifer Predmore

215-428-1797

ir@fabrinet.com